Exhibit 99.1

WEBTOON Entertainment Announces Leadership Changes to Accelerate Global Growth Strategy
●WEBTOON will streamline its operating structure, shifting from regional to integrated global leadership
●As President Yongsoo Kim assumes oversight and consolidates global operations, the Chief Operating Officer role will be eliminated; David J Lee will continue as Chief Financial Officer and will additionally serve as President of Wattpad
●A newly created Chief Business Officer role will lead growth, marketing, content, and creator management for WEBTOON’s global webcomic platform business in Korea and Rest of World
●Experienced WEBTOON leaders will assume the roles of Chief Product Officer, Head of AI, and Head of IP Business; the role of Chief Technology Officer will be eliminated

LOS ANGELES and SEOUL (April 13, 2026) - WEBTOON Entertainment Inc. (Nasdaq: WBTN) today announced a new global leadership structure and Chief Business Officer role as it accelerates execution and innovation under recently appointed President Yongsoo Kim. The company has unified its global leadership structure to move faster and integrate regional operations, enhancing speed and efficiency across the company’s global ecosystem.

“After twenty years of transforming storytelling and entertainment, our full global potential is within reach, and this is a moment where we must evolve and innovate more than ever,” said Yongsoo Kim, President of WEBTOON Entertainment. “We’re making bold changes to sharpen execution and move faster as an aligned global organization. We’re not done evolving, and we’re not slowing down.”

Chief Product Officer
Yuki Chae has been elevated to Chief Product Officer for WEBTOON Entertainment. In the newly structured role, Chae will integrate WEBTOON’s global product roadmap, aligning development to unlock speed and product innovation.

As a WEBTOON veteran with roots across the company's most important markets, Chae is uniquely positioned to lead its integrated global product vision, having previously overseen product operations across North America, Japan, and Korea.

Chief Business Officer
Leah Goeun Yeon has joined WEBTOON Entertainment as the company’s first Chief Business Officer (CBO). In the newly created role, Yeon will oversee WEBTOON’s Korean and Rest of World webcomic platform business (excluding Japan), leading growth, marketing, content, and creator management.

Yeon brings nearly two decades of global experience in growth, marketing, and consulting roles. She was previously Chief Growth & Marketing Officer at Woowa Brothers, a top food delivery app in Korea. Yeon was also co-founder and CEO of Simply O, a Korea-founded e-commerce lifestyle brand that expanded to the global market. Yeon has also held roles at McKinsey, Google, Samsung Electronics, and holds an MBA from Harvard Business School.

Wattpad Leadership
David J Lee will take on the role of President of Wattpad in addition to his role as global Chief Financial Officer for WEBTOON Entertainment. He steps into the role as the Wattpad platform continues its transformation efforts, with a deepened focus on ad-supported free content and expanded access for its global community of readers and writers.

David J Lee has previously led transformations at consumer technology companies like ZYNGA, Impossible Foods, and Best Buy’s move to e-commerce business.

AI Leadership and Technical Organization
Teo Taeyeong Jang has been elevated to Head of AI. Jang will build on WEBTOON’s existing AI capabilities, including content protection and anti-piracy innovations, content discovery, and the newly launched Translation Program, all designed to help creators reach new audiences.

His appointment comes as the company expands its AI transformation for internal productivity, while continuing to invest in AI-powered tools and experiences that support creators and enhance how fans discover and engage with their favorite stories.

Jang has held leadership roles at WEBTOON’s Machine Learning and AI Services teams since 2021. He was previously a Software Engineer at Samsung Electronics.

IP Business Leadership
Sean Shinhyung Kim has been elevated to Head of IP Business, where he’ll strengthen WEBTOON Entertainment’s IP ecosystem across its platforms and subsidiaries, strategically expanding its IP value chain in areas that can accelerate global growth. The role reflects WEBTOON Entertainment’s ongoing commitment to building one of the most dynamic IP pipelines in global entertainment and creating opportunities for Creators that extends from its main platform business to TV, film, gaming, merchandise, and more.

Sean Shinhyung Kim has excelled as a corporate leader at WEBTOON. Since joining the company in 2021, he has held leadership roles in Global Business Operations and Strategy & Research for WEBTOON.

All roles will report directly to President Yongsoo Kim. David J Lee will continue to report to CEO Junkoo Kim in his role as global CFO.
###

About WEBTOON Entertainment
WEBTOON Entertainment is a leading global entertainment company and home to some of the world's largest storytelling platforms. As the global leader and pioneer of the mobile webcomic format, WEBTOON Entertainment has transformed comics and visual storytelling for fans and creators.
With its CANVAS UGC platform empowering anyone to become a creator, and a growing roster of superstar WEBTOON Originals creators and series, WEBTOON Entertainment’s passionate fandoms are the new face of pop culture. WEBTOON Entertainment adaptations are available on Netflix, Prime Video, Crunchyroll, and other screens around the world, and the company’s content partners include Discord, HYBE, and DC Comics, among many others.
With approximately 160 million monthly active users, WEBTOON Entertainment’s IP & Creator Ecosystem of aligned brands and platforms include WEBTOON, Wattpad--the world’s leading webnovel platform--WEBTOON Productions, Studio N, Studio LICO, WEBTOON Unscrolled, LINE MANGA, and eBookJapan, among others.
Press Contact:
Media Contact
Kiel Hume
kiel@webtoon.com

Investor Relations
Soohwan Kim, CFA
investor@webtoon.com